Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES FIRST QUARTER 2015 RESULTS

DALLAS – April 29, 2015 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today announced financial results for the quarter ended March 31, 2015.

First Quarter 2015 Highlights

•	Generated earnings of $34.0 million or $0.32 per diluted common share

•	Paid common dividend of $0.31 per common share

•	Financing spreads on residential mortgage investments increased one basis point to 1.11%

•	Mortgage prepayments decreased five percent to an annualized constant prepayment rate, or CPR, of 16.66% from 17.58% CPR reported for the fourth quarter of 2014

•	Book value decreased $0.05 to $12.47 per common share

•	Agency-guaranteed ARM portfolio and leverage ended the quarter at $14.15 billion and 8.65 times long-term investment capital, respectively

Capstead reported net income of $34.0 million or $0.32 per diluted common share for the quarter ended March 31, 2015.  This compares to net income of $33.5 million or $0.31 per diluted common share for the quarter ended December 31, 2014.  The Company paid a first quarter 2015 dividend of $0.31 per common share on April 20, 2015.

First Quarter Earnings and Related Discussion

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of short-duration residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.  This strategy differentiates the Company from its peers because ARM loans underlying its investment portfolio reset to more current interest rates within a relatively short period of time.  This positions the Company to benefit from a potential recovery in financing spreads that typically contract during periods of rising interest rates and can result in smaller fluctuations in portfolio values compared to portfolios containing a significant amount of longer-duration ARM and fixed-rate mortgage securities.  Duration is a common measure of market price sensitivity to interest rate movements.  A shorter duration generally indicates less interest rate risk.

For the quarter ended March 31, 2015, the Company reported net interest margins related to its residential mortgage investments of $39.4 million compared to $38.2 million for the quarter ended December 31, 2014.  Most of the increase in net interest margins is attributable to higher average portfolio balances.  Financing spreads on residential mortgage investments averaged 1.11% during the first quarter, an increase of one basis point from financing spreads earned during the fourth quarter of 2014.   This reflects higher portfolio yields resulting from lower mortgage prepayments being largely offset by higher borrowing costs.  Financing spreads on residential mortgage investments is a non-GAAP financial measure based solely on yields on residential mortgage investments, net of borrowing rates on repurchase arrangements and similar borrowings (referred to as repo borrowing rates), adjusted for currently-paying interest rate swap agreements held for hedging purposes.

Yields on Capstead’s residential mortgage investments averaged 1.70% during the first quarter of 2015, an increase of four basis points from yields reported for the fourth quarter 2014.  This increase is primarily due to a $1.1 million decrease in investment premium amortization largely as a result of a five percent decline in average mortgage prepayment rates to 16.66% CPR from 17.58% CPR reported for the fourth quarter of 2014.  The decrease in mortgage prepayments largely reflects seasonal factors.

The following table illustrates the progression of the Company’s portfolio of residential mortgage investments for the quarter ended March 31, 2015 (dollars in thousands):

Residential mortgage investments, beginning of quarter	$13,908,104
Increase in net unrealized gains on securities classified as available-for-sale	6,107
Portfolio acquisitions (principal amount) at average lifetime purchased yields of 2.36%	926,038
Investment premiums on acquisitions*	33,510
Portfolio runoff (principal amount)	(698,597)
Investment premium amortization	(25,078)
Residential mortgage investments, end of quarter	$14,150,084

Increase in residential mortgage investments during the quarter	$241,980

*	Residential mortgage investments typically are acquired at a premium to the securities’ unpaid principal balances. Investment premiums are recognized in earnings as portfolio yield adjustments using the interest method over the estimated lives of the related investments. As such, the level of mortgage prepayments impacts how quickly investment premiums are amortized.

Capstead’s repurchase arrangements and similar borrowings totaled $12.94 billion at March 31, 2015 with 25 counterparties at interest rates averaging 0.39%, before adjustment for interest rate swap agreements held for hedging purposes.  Repo borrowing rates averaged 0.38% during the first quarter of 2015, two basis points higher than average rates reported for the fourth quarter of 2014, primarily reflecting greater use of higher-rate, longer-maturity repo borrowings.  After adjusting for currently-paying interest rate swap agreements, repo borrowing rates averaged 0.59% during the first quarter of 2015, three basis points higher than during the fourth quarter of 2014 reflecting the above-mentioned factors and the maturity of lower rate swap agreements.

The Company added $600 million in 18- to 24-month repo borrowings during the first quarter of 2015 with average initial maturities of 19 months and borrowing rates of 0.79%, bringing total repo borrowings with initial maturities of at least 12 months to $2.38 billion with average remaining maturities of 11 months and average borrowing rates of 0.61%.  Also during the first quarter $1.00 billion notional amount of two-year term swap agreements requiring fixed-rate interest payments averaging 0.72% became effective while $1.10 billion notional amount of swap agreements requiring fixed-rate interest payments averaging 0.50% matured.  Portfolio financing-related swap agreements held by the Company at quarter-end totaled $7.30 billion notional amount with average contract expirations of 12 months.  Variable payments that are received by the Company under portfolio financing-related swap agreements typically are based on one-month LIBOR and offset a significant portion of the interest owed on a like amount of the Company’s borrowings under repurchase arrangements.

Total operating costs of $3.5 million, expressed as an annualized percentage of long-term investment capital, averaged 0.94% during the first quarter of 2015 compared to an average of 0.83% during 2014, primarily reflecting higher compensation accruals.  Capstead remains a clear leader in terms of operating cost efficiency among its mortgage REIT peers.

Investment Capital, Portfolio Leverage and Book Value per Common Share

Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and $100 million of long-term unsecured borrowings, increased $5.5 million during the first quarter to $1.50 billion at quarter-end reflecting the issuance of $10.7 million in new preferred equity capital under the Company’s continuous offering program.  Portfolio leverage (related borrowings divided by long-term investment capital) increased to 8.65 to one at March 31, 2015 from 8.59 to one at December 31, 2014 reflecting higher portfolio balances.

The following table illustrates the progression of the Company’s book value per common share (total stockholders’ equity, less preferred share liquidation preferences, divided by common shares outstanding) as well as changes in book value expressed as percentages of beginning book value for the quarter ended March 31, 2015:

Book value per common share, beginning of year	$12.52
Change in unrealized gains and losses on mortgage securities classified as available-for-sale	0.06
Change in unrealized gains and losses on interest rate swap agreements designated as cash flow hedges of:
Repo borrowings	(0.06)
Unsecured borrowings	(0.06)
	(0.06)	(0.5)%
Earnings in excess of dividend distributions together with the effects of other capital transactions	0.01	0.1%
Book value per common share, end of quarter	$12.47

Decrease in book value per common share during the quarter	$(0.05)	(0.4)%

Nearly all of Capstead’s residential mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share.  Fair value is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors.  The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels generally within five years.  Because of these characteristics, the fair value of Capstead’s portfolio is less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration ARM and/or fixed-rate loans.

Management Remarks

Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “Portfolio runoff, which consists of scheduled payments as well as prepayments on the mortgage loans underlying our residential mortgage investments, significantly impacts our portfolio yields because investment premiums are amortized to earnings based on actual and expected future levels of mortgage prepayments.  Quarterly mortgage prepayment levels are influenced by the availability of mortgage financing with attractive terms and the overall health of the housing markets, as well as routine seasonal factors.  Mortgage prepayments declined during the first quarter primarily due to seasonal factors, leading to lower investment premium amortization and higher yields.  However, mortgage prepayments increased for the month of April such that we now anticipate lower yields in the second quarter due to higher investment premium amortization.

“Most of the four basis point increase in first quarter portfolio yields was offset by higher borrowing rates due largely to a greater use of longer-maturity repo borrowings and higher interest rate swap costs.  Current repo conditions are healthy with opportunities to secure additional longer-term, committed financing maturing in late 2016 and early 2017 at attractive rates.  Our future borrowing rates will be dependent on market conditions, including the availability of longer-term borrowings and interest rate swap agreements at attractive rates.

“Our book value was little changed during the first quarter, declining $0.05 per outstanding common share, to $12.47.  We increased the portfolio modestly during the quarter to $14.15 billion, contributing to an increase in portfolio leverage to 8.65 to one at quarter-end from 8.59 to one at December 31, 2014.  We are comfortable with this level of leverage given the current health and breadth of the financing market for agency-guaranteed mortgage securities and the composition of our portfolio.

“We remain confident in and focused on our investment strategy of managing a leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, April 30, 2015 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days.  The audio replay will be available one hour after the end of the conference call through June 29, 2015.  The replay can be accessed by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10063751.

Cautionary Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning.  Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac and similar federal government agencies and related guarantees;

•	other changes in legislation or regulation affecting the mortgage and banking industries;

•	changes in market conditions as a result of Federal Reserve monetary policy or federal government fiscal challenges;

•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;

•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940; and

•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein.  It is not possible to identify all of the risks, uncertainties and other factors that may affect future results.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.  Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except ratios, pledged and per share amounts)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Residential mortgage investments
($13.59 and $13.48 billion pledged under repurchase arrangements
at March 31, 2015 and December 31, 2014, respectively)	$14,150,084	$13,908,104
Cash collateral receivable from interest rate swap counterparties	61,669	53,139
Interest rate swap agreements at fair value	285	1,657
Cash and cash equivalents	205,615	307,526
Receivables and other assets	114,229	118,643
	$14,531,882	$14,389,069
Liabilities
Repurchase arrangements and similar borrowings	$12,938,508	$12,806,843
Interest rate swap agreements at fair value	37,791	27,034
Unsecured borrowings	100,000	100,000
Common stock dividend payable	30,701	34,054
Accounts payable and accrued expenses	28,583	30,367
	13,135,583	12,998,298
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized:
7.50% Cumulative Redeemable Preferred Stock, Series E,
8,050 and 7,618 shares issued and outstanding ($201,247
and $190,454 aggregate liquidation preferences) at
March 31, 2015 and December 31, 2014, respectively	194,587	183,936
Common stock - $0.01 par value; 250,000 shares authorized:
95,812 and 95,848 shares issued and outstanding at
March 31, 2015 and December 31, 2014, respectively	958	958
Paid-in capital	1,325,633	1,325,340
Accumulated deficit	(346,465)	(346,885)
Accumulated other comprehensive income	221,586	227,422
	1,396,299	1,390,771
	$14,531,882	$14,389,069

Long-term investment capital (Consists of stockholders’ equity and $100 million in long-term, unsecured borrowings) (unaudited)	$1,496,299	$1,490,771
Portfolio leverage (Repurchase arrangements and similar borrowings divided by long-term investment capital) (unaudited)	8.65:1	8.59:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$12.47	$12.52

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended March 31
	2015	2014
Interest income:
Residential mortgage investments	$58,645	$59,445
Other	94	61
	58,739	59,506
Interest expense:
Repurchase arrangements and similar borrowings	(19,214)	(15,407)
Unsecured borrowings	(2,123)	(2,122)
	(21,337)	(17,529)
	37,402	41,977
Other revenue (expense):
Salaries and benefits	(1,049)	(1,132)
Short-term incentive compensation	(692)	(540)
Long-term incentive compensation	(608)	(626)
Other general and administrative expense	(1,149)	(1,203)
Miscellaneous other revenue (expense)	53	(85)
	(3,445)	(3,586)
Net income	$33,957	$38,391
Net income available to common stockholders:
Net income	$33,957	$38,391
Less preferred stock dividends	(3,742)	(3,238)
	$30,215	$35,153

Net income per common share:
Basic and diluted	$0.32	$0.37

Weighted average common shares outstanding:
Basic	95,469	95,349
Diluted	95,674	95,538

Cash dividends declared per share:
Common	$0.31	$0.34
Series E Preferred	0.47	0.47

CAPSTEAD MORTGAGE CORPORATION
CONDENSED QUARTERLY STATEMENTS OF INCOME AND SELECT OPERATING STATISTICS
(unaudited)

	2015	2014
	Q1	Q4	Q3	Q2	Q1
Condensed Quarterly Statements of Income:
(in thousands, except per share amounts)
Interest income on residential mortgage
investments (before investment premium amortization)	$83,723	$82,509	$82,146	$82,233	$81,733
Investment premium amortization	(25,078)	(26,159)	(28,284)	(25,141)	(22,288)
Related interest expense	(19,214)	(18,107)	(16,099)	(15,542)	(15,407)
	39,431	38,243	37,763	41,550	44,038
Other interest income (expense) (a)	(2,029)	(2,023)	(2,044)	(2,045)	(2,061)
	37,402	36,220	35,719	39,505	41,977
Salaries and benefits	(1,049)	(996)	(999)	(985)	(1,132)
Short-term incentive compensation	(692)	(565)	(613)	(397)	(540)
Long-term incentive compensation	(608)	(201)	(624)	(624)	(626)
Other general and administrative expense	(1,149)	(929)	(1,058)	(967)	(1,203)
Miscellaneous other revenue (expense)	53	(55)	(34)	32	(85)
	(3,445)	(2,746)	(3,328)	(2,941)	(3,586)
Net income	$33,957	$33,474	$32,391	$36,564	$38,391
Net income per diluted common share	$0.32	$0.31	$0.30	$0.35	$0.37
Average diluted common shares outstanding	95,674	95,674	95,677	95,626	95,538
Select Operating Statistics:
(dollars in millions, percentages annualized)
Average portfolio outstanding (cost basis)	$13,834	$13,597	$13,457	$13,384	$13,254
Average long-term investment capital (“LTIC”)	1,502	1,508	1,510	1,498	1,485
Financing spreads on residential mortgage
investments	1.11%	1.10%	1.09%	1.22%	1.30%
Constant prepayment rate (“CPR”)	16.66	17.58	19.18	17.22	15.16
Operating costs as a percentage of LTIC	0.94	0.71	0.87	0.80	0.96
Return on common equity capital	10.10	9.68	9.32	10.82	11.70

(a)	Consists principally of interest on unsecured borrowings.

CAPSTEAD MORTGAGE CORPORATION
QUARTERLY FINANCING SPREAD ANALYSIS
(unaudited, annualized)

	2015	2014				2013
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2
Yields on residential mortgage investments: (a)
Cash yields	2.42%	2.43%	2.44%	2.46%	2.46%	2.48%	2.50%	2.52%
Investment premium amortization	(0.72)	(0.77)	(0.84)	(0.75)	(0.67)	(0.74)	(1.14)	(0.99)
Adjusted yields	1.70	1.66	1.60	1.71	1.79	1.74	1.36	1.53
Related borrowing rates: (b)
Repo borrowing rates	0.38	0.36	0.32	0.32	0.34	0.38	0.37	0.39
Fixed swap rates	0.53	0.51	0.50	0.49	0.50	0.52	0.59	0.65
Adjusted borrowing rates	0.59	0.56	0.51	0.49	0.49	0.49	0.49	0.53
Financing spreads on residential mortgage investments	1.11	1.10	1.09	1.22	1.30	1.25	0.87	1.00
CPR	16.66	17.58	19.18	17.22	15.16	17.14	25.49	23.12

(a)	Cash yields are based on the cash component of interest income. Investment premium amortization is determined using the interest method which incorporates actual and anticipated future mortgage prepayments. Both are expressed as a percentage calculated on average amortized cost basis for the indicated periods.

(b)	Repo borrowing rates represent average rates on repurchase agreements and similar borrowings, before consideration of related currently-paying interest rate swap agreements.

Fixed swap rates represent the average fixed-rate payments made on currently-paying interest rate swap agreements held for portfolio hedging purposes and exclude differences between LIBOR-based variable-rate payments received on these swaps and repo borrowing rates, as well as the effects of any hedge ineffectiveness.  These factors equated to 22 basis points on the average currently-paying swap notional amount outstanding for the first quarter of 2015.

Adjusted borrowing rates reflect repo borrowing rates, fixed swap rates and the above mentioned factors, calculated on average related borrowings outstanding for the indicated periods.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differs from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities.  Management believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio.  The following reconciles these two measures.

	2015	2014				2013
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2
Financing spreads on residential
mortgage investments	1.11%	1.10%	1.09%	1.22%	1.30%	1.25%	0.87%	1.00%
Impact of yields on other interest-earning assets*	(0.04)	(0.05)	(0.04)	(0.05)	(0.04)	(0.03)	(0.02)	(0.05)
Impact of borrowing rates on unsecured borrowings and other interest-paying liabilities*	(0.06)	(0.07)	(0.06)	(0.07)	(0.07)	(0.07)	(0.06)	(0.06)
Total financing spreads	1.01	0.98	0.99	1.10	1.19	1.15	0.79	0.89

*	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of long-term unsecured borrowings (at a borrowing rate of 8.49%) that the Company considers a component of its long-term investment capital and cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION
FAIR VALUE ANALYSIS
(in thousands, unaudited)

	March 31, 2015					December 31, 2014
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a) (b)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$6,013,184	$164,204	$6,177,388	$6,377,858	$200,470	$204,037
Longer-to-reset ARMs	4,367,920	170,373	4,538,293	4,580,415	42,122	37,095
Fixed-rate	28	–	28	29	1	1
Ginnie Mae securities:
Current-reset ARMs	1,616,538	54,519	1,671,057	1,680,856	9,799	8,796
Longer-to-reset ARMs	1,444,541	52,030	1,496,571	1,503,017	6,446	2,802
	$13,442,211	$441,126	$13,883,337	$14,142,175	$258,838	$252,731
Interest rate swap positions (c)			$7,400,000	$(37,506)	$(37,252)	$(25,309)

(a)	Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Residential mortgage securities classified as held-to-maturity with a cost basis of $3 million and unsecuritized investments in residential mortgage loans with a cost basis of $5 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Capstead classifies its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates (see page 12 of this release for further information).

(c)	To help mitigate exposure to higher interest rates, Capstead typically uses currently-paying and forward-starting one-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements with two-year interest payment terms. Additionally, the Company has entered into three forward-starting swap agreements with notional amounts totaling $100 million and terms coinciding with the variable-rate terms of the Company’s long-term unsecured borrowings that begin in fourth quarter 2015 and third quarter 2016 and end with their maturities in 2035 and 2036. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income in Stockholders’ equity and related hedge ineffectiveness recognized in Interest expense. As of March 31, 2015, these swap positions had the following characteristics:

Period of Contract Expiration	Notional Amount	Average Fixed Rate Payment Requirement	Fair Value	Unrealized Gains (Losses)
Currently-paying contracts:
Second quarter 2015	$200,000	0.43%	$(90)	$(76)
Third quarter 2015	400,000	0.47	(442)	(420)
Fourth quarter 2015	1,200,000	0.45	(1,475)	(1,418)
First quarter 2016	1,700,000	0.51	(2,912)	(2,866)
Second quarter 2016	1,100,000	0.47	(1,223)	(1,166)
Third quarter 2016	700,000	0.56	(1,054)	(1,011)
Fourth quarter 2016	800,000	0.66	(1,571)	(1,566)
First quarter 2017	1,000,000	0.72	(1,531)	(1,526)
(average expiration: 12 months)	7,100,000	0.54	(10,298)	(10,049)
Forward-starting contracts:
Second quarter 2017
(average expiration: 24 months)	200,000	0.72	(99)	(94)
(average expiration: 12 months) expiration:	$7,300,000		$(10,397)	$(10,143)
Forward-starting contracts expiring in 2035
and 2036 related to unsecured borrowings	$100,000	4.09	$(27,109)	$(27,109)

After consideration of portfolio financing-related swap positions, Capstead’s residential mortgage investments and related borrowings had durations as of March 31, 2015 of approximately 11 and 9 months, respectively, for a net duration gap of approximately 2 months.  Duration is a measure of market price sensitivity to changes in interest rates, and a shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION
RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS
(as of March 31, 2015)
(dollars in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll
Current-reset ARMs:
Fannie Mae Agency Securities	$4,453,534	2.29%	2.14%	1.71%	3.34%	9.84%	5.6
Freddie Mac Agency Securities	1,723,854	2.42	2.24	1.82	2.53	10.11	6.9
Ginnie Mae Agency Securities	1,671,057	2.40	1.62	1.51	1.06	8.46	7.4
Residential mortgage loans	2,903	3.39	2.23	2.04	1.59	10.98	4.8
(57% of total)	7,851,348	2.34	2.06	1.69	2.68	9.60	6.3
Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,590,451	2.74	2.23	1.67	4.18	7.76	40.0
Freddie Mac Agency Securities	1,947,842	2.80	2.28	1.72	3.41	7.89	43.0
Ginnie Mae Agency Securities	1,496,571	2.84	1.61	1.51	1.09	7.90	36.0
(43% of total)	6,034,864	2.79	2.09	1.65	3.16	7.84	40.0
	$13,886,212	2.53	2.07	1.67	2.89	8.84	20.8

Gross WAC (rate paid by borrowers) (c)	3.14

(a)	Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses. At March 31, 2015, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 103.28. This table excludes $1 million in fixed-rate Agency Securities, $2 million in fixed-rate residential mortgage loans and $2 million in private residential mortgage pass-through securities held as collateral for structured financings.

(b)	Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans. ARM securities issued by the GSEs with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps. Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap. For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps. At quarter-end, 66% of current-reset ARMs were subject to periodic caps averaging 1.79%; 23% were subject to initial caps averaging 3.09%; 10% were subject to lifetime caps averaging 7.68%; and 1% were not subject to a cap. All longer-to-reset ARM securities at March 31, 2015 were subject to initial caps.

(c)	Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.